SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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LSI Industries Inc.
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Notice of Annual Meeting of Shareholders
and Proxy Statement

October 3, 2008

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Thursday, November 20, 2008, at 10:00 a.m. at the Company’s headquarters located at 10000 Alliance Road, Cincinnati, Ohio.  At the meeting, you will hear a report on our operations and have a chance to meet your Company’s directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement.  The proxy statement tells you more about the agenda and procedures for the meeting.  It also describes how the Board operates and provides information about our director candidates.

Even if you only own a few shares, we want your shares to be represented at the meeting.  I urge you to complete, sign, date and promptly return your proxy card in the enclosed envelope.

Sincerely yours,

/s/Robert J. Ready

Robert J. Ready
Chairman of the Board,
Chief Executive Officer, and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
LSI INDUSTRIES INC.

Time:

10:00 a.m., Eastern Standard Time

Date:

Thursday, November 20, 2008

Place:

LSI Industries Corporate Headquarters
10000 Alliance Road
Cincinnati, Ohio 45242

Purpose:

•	Elect as Directors the six nominees named in the attached proxy materials
•	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2009
•	Amend the Company’s Code of Regulations to authorize the Board of Directors to amend the Code of Regulations
•	Conduct other business if properly raised

Only shareholders of record on September 22, 2008 may vote at the meeting.  The approximate mailing date of the Proxy Statement and accompanying proxy card is October 3, 2008.

Your vote is important.  Please complete, sign, date, and promptly return your proxy card in the enclosed envelope.

/s/ Robert J. Ready

Robert J. Ready
Chairman of the Board,
Chief Executive Officer, and President

October 3, 2008

LSI Industries Inc.
Proxy Statement

Table of Contents

Page

INTRODUCTION	1

VOTING AT ANNUAL MEETING	1
General Information	1
Principal Shareholders	2
Shareholder Proposals	2
Proposal 1. Election of Directors	2
Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm	3
Proposal 3. Amendment of the Company's Code of Regulations	4
Other Matters	5

MANAGEMENT	5
Directors and Executive Officers	5
Section 16(a) Beneficial Ownership Reporting Compliance	7

EXECUTIVE COMPENSATION	7
Compensation Discussion and Analysis	7

COMPENSATION COMMITTEE REPORT	16
Compensation Tables and Other Information	17

CORPORATE GOVERNANCE	23

DIRECTOR COMPENSATION	24

COMMITTEES OF THE BOARD	26

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	31

RELATED PERSON TRANSACTIONS	31

OTHER MATTERS	32

QUESTIONS	32

ANNEX A	A-1

The Company makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q, and 8-K.  To access these filings, go to the Company’s website (www.lsi-industries.com) and click on the “SEC Filings” tab in the left margin on the “Investor Relations” page.  Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, including financial statements and schedules thereto, filed with the SEC are also available without charge to shareholders upon written request addressed to:

LSI Industries Inc.
Ronald S. Stowell,
Vice President, Chief Financial Officer
& Treasurer
10000 Alliance Road
Cincinnati, Ohio 45242

LSI INDUSTRIES INC.

10000 Alliance Road
Cincinnati, Ohio  45242

Telephone (513) 793-3200
__________________________________________

P R O X Y   S T A T E M E N T

Annual Meeting of Shareholders
November 20, 2008

INTRODUCTION

The Board of Directors of LSI Industries Inc. is requesting your proxy for the Annual Meeting of Shareholders on November 20, 2008, and at any postponement or adjournment of such meeting.  This Proxy Statement and the accompanying proxy card were first mailed on October 3, 2008 to shareholders of record as of September 22, 2008.

VOTING AT ANNUAL MEETING

General Information

In order to carry on the business of the meeting, we must have a quorum.  This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting either by proxy or in person.  Shareholders may vote in person or by proxy at the Annual Meeting.  Proxies given may be revoked at any time by filing with the Company (to the attention of Ronald S. Stowell) either a written revocation or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.  If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote.  Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote in person at the meeting, you should request your stockbroker or bank to issue you a proxy covering your shares.  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.  All shares will be voted as specified on each properly executed proxy card.  If no choice is specified, the shares will be voted as recommended by the Board of Directors, namely “FOR” Proposal 1 to elect the six persons nominated as directors by the Nominating and Corporate Governance Committee of the Board of Directors, “FOR” Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), and “FOR” Proposal 3 (Amendment of the Company’s Code of Regulations).  If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the proxy card.

As of September 22, 2008, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, LSI Industries had 21,570,695 Common Shares outstanding.  Each share is entitled to one vote.  Only shareholders of record at the close of business on September 22, 2008, will be entitled to vote at the Annual Meeting.  Abstentions and shares otherwise not voted for any reason, including broker non-votes, will have no effect on the outcome of any vote taken at the Annual Meeting.  Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Principal Shareholders

As of September 22, 2008, the following are the only shareholders known by the Company to own beneficially 5% or more of its outstanding Common Shares:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Of Class
Royce & Associates LLC 1414 Avenue of the Americas, 9th Floor New York, NY 10019-2578	2,075,166	9.42%

Columbia Management Group, Inc. 590 Madison Avenue New York, NY 10022-2524	1,342,834	6.10%

Shareholder Proposals

Shareholders who desire to have proposals included in the Notice for the 2009 Annual Meeting of Shareholders must submit their proposals to the Company at its offices on or before June 5, 2009.

The form of Proxy for the Annual Meeting of Shareholders grants authority to the persons designated therein as proxies to vote in their discretion on any matters that come before the meeting, or any adjournment thereof, except those set forth in the Company’s Proxy Statement and except for matters as to which adequate notice is received.  In order for a notice to be deemed adequate for the 2009 Annual Shareholders’ Meeting, it must be received prior to August 20, 2009.  If there is a change in the anticipated date of next year’s annual meeting or if these deadlines change by more than 30 days, we will notify you of this change through our Form 10-Q filings.

Proposal 1.  Election of Directors

The Company's Code of Regulations provides that the Board of Directors be composed of six directors, each of whom is elected for a one-year term.  The terms of the Company’s directors expire at the 2008 Annual Meeting of Shareholders.

The Nominating and Corporate Governance Committee of the Board has nominated for reelection the six current directors, namely, Gary P. Kreider, Dennis B. Meyer, Wilfred T. O'Gara, Robert J. Ready, Mark A. Serrianne and James P. Sferra.  Proxies solicited by the Board will be voted for the election of these six nominees.

All directors elected at the Annual Meeting will be elected to hold office for one year and until their successors are elected and qualified.  In voting to elect directors, shareholders are entitled to one vote for each share held of record.  Shareholders are not entitled to cumulate their votes in the election of directors.

Should any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board.  The six nominees receiving the highest number of votes cast will be elected.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR each of the six directors nominated in this Proxy Statement. Nominees receiving the highest number of votes will be elected.

Proposal 2.  Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors appointed Deloitte & Touche LLP as the Company's independent registered public accountants for fiscal 2009.  Deloitte & Touche LLP has been the independent registered public accounting firm for the Company since December 2005.  Although not required by law, the Board is seeking shareholder ratification of its selection. If ratification is not obtained, the Audit Committee intends to continue the employment of Deloitte & Touche LLP at least through fiscal 2009.

Representatives of Deloitte & Touche LLP are expected to be present at the Shareholders' Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Audit Fees

The Company expensed the following fees from Deloitte & Touche LLP in the fiscal years ended June 30, 2007 and 2008, respectively:

Deloitte & Touche LLP

	2007	2008
Audit fees	$668,507	$670,012
Audit-related fees	13,950	24,104
Tax fees	158,913	94,188
All other fees	3,195	3,195

Total fees	$844,565	$791,499

Audit fees represent fees and out-of-pocket expenses related to the audit of the Company’s financial statements; review, documentation and testing of the Company's system of internal controls; filing of the Form 10-K; services related to review of the Company’s quarterly financial statements and Form 10-Q’s; and attendance at the Company’s quarterly Audit Committee meetings.  Audit-related fees represent fees for consultation related to accounting and regulatory filing matters, acquisition due diligence services, and to audits of the Company’s qualified retirement plan.  Tax fees relate to services and out-of-pocket expenses related to tax compliance (or filing of the Company’s various income and franchise tax returns), tax planning, and tax advice.  All other fees represent fees related to services and consultation related to various planning matters.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 2. The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required for approval of this proposal.

Proposal 3.  Amendment of the Company’s Code of Regulations

The Board of Directors is recommending that the Company’s Code of Regulations be amended to allow the Board to amend such Regulations without shareholder approval in the circumstances described in this proxy statement and as set forth on Annex A.

Article X of the Company’s Regulations allows shareholders to amend the Regulations only by the affirmative vote or written consent of the shareholders of record entitled to exercise a majority of the voting power. Annex A shows the new language of Article X reflecting the proposed amendment.

The Ohio Revised Code was amended on October 12, 2006 to, among other things, allow directors to amend Regulations in certain respects without shareholder approval.

Prior to the amendments, all changes to Regulations were required to be accomplished by shareholder action.  The 2006 amendments liberalized the law to allow directors to amend the Regulations without shareholder approval in various areas that are not deemed to impact fundamental shareholder rights.  The amendments first require the shareholders to grant amending authority to the directors through the Articles or Regulations.  However, the amendment reserves to the shareholders the sole authority to amend the Regulations in certain areas, such as those defining, limiting or regulating the exercise of the authority of shareholders, setting the percentage of shareholders entitled to call special meetings, establishing notices of meetings and qualifications of shareholders, establishing quorum definitions, setting terms and classifications of directors, and removing directors and filling vacancies in the Board of Directors.  Shareholders can always override amendments made by directors and Regulations may never divest shareholders of the power to adopt, amend or repeal Regulations.

The directors, once granted general authority by shareholders, will therefore be free to amend the Regulations in such areas as the establishment of the fiscal year, the time and place of meetings, establishment of officers and committees and enactment of indemnification provisions.

The Board of Directors believes that the amendment to the Regulations as set forth on Annex A is in the best interests of the Company’s shareholders because the amendment will allow the Company to take advantage of the developments in Ohio corporate law as described above to adapt Ohio’s statutory business framework to modern conditions and will allow the Board to act quickly to respond to the needs of the Company that may arise from time to time.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 3. The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required for approval of this proposal.

Other Matters

Approval of any other matters considered at the Annual Meeting, including postponement or adjournment, will require the affirmative vote of a majority of Common Shares voting at the meeting.
MANAGEMENT

Directors and Executive Officers

The directors and executive officers of LSI Industries are:

		Common Shares Beneficially Owned
Name and Age	Position	Amount		Percentage
Robert J. Ready (a) 68	Chairman, President, and Chief Executive Officer	1,050,545	(e)(f)	4.77%

Fred D. Jalbout 52	President of LSI Saco Technologies Inc.	866,250		3.93%

James P. Sferra (a) 69	Executive Vice President- Manufacturing; Secretary and Director	482,345	(e)(f)	2.19%

Ronald S. Stowell 58	Vice President, Chief Financial Officer and Treasurer	107,671	(e)	*

David W. McCauley 59	President of LSI Graphic Solutions Plus and President of Grady McCauley Inc.	75,276	(e)	*

Scott D. Ready 46	President of LSI Lighting Solutions Plus	167,055	(e)(f)	*

Wilfred T. O’Gara (b)(c)(d) 51	Director	37,261	(e)	*

Gary P. Kreider (b)(d)(h) 70	Director	29,799	(e)	*

Dennis B. Meyer (b)(c)(d) 74	Director	26,884	(e)	*

Mark A. Serrianne (b)(c)(d) 61	Director	20,428	(e)	*

All Directors and Executive Officers as a Group (Ten Persons)
		2,772,879	(g)	12.59%
Information as of September 22, 2008

(a)	Executive Committee Member
(b)	Compensation Committee Member
(c)	Audit Committee Member
(d)	Nominating and Corporate Governance Committee Member
(e)
Includes options exercisable within 60 days as follows:  Mr. Robert Ready of 98,125 shares, Mr. Jalbout of 16,250 shares, Mr. Sferra of 94,375 shares, Mr. Stowell of 60,000 shares, Mr. McCauley of 39,063 shares, Mr. Scott Ready of 49,375 shares, Mr. O’Gara of 31,002 shares, Mr. Kreider of 21,625 shares, Mr. Meyer of 22,563 shares, and Mr. Serrianne of 17,500 shares.

(f)	Includes indirect beneficial ownership for Mr. Robert Ready of 90,635 shares, for Mr. Sferra of 12,622 shares, and for Mr. Scott Ready of 5,625 shares.
(g)	This total counts only once 90,635 shares reported above as both indirect beneficial holdings of Robert J. Ready and as direct holdings of Scott D. Ready.
(h)	Certain of Mr. Kreider’s shares are pledged as security in brokerage margin loan accounts from time to time whether or not there are loans outstanding with respect to such accounts.
*	Less than 1%

Fred D. Jalbout has served as President of LSI Saco Technologies Inc. since June 26, 2006, the date the Company acquired SACO Technologies Inc.  Mr. Jalbout had been President and Chief Executive Officer and a principal owner of SACO Technologies Inc. since he acquired the assets of that company in 2002.  Prior to that time, Mr. Jalbout served as Chairman, Chief Executive Officer and President of SACO’s predecessor company.

Robert J. Ready is the founder of the Company and has been its President and a Director since 1976.  Mr. Ready was appointed Chairman of the Board of Directors in February 1985.  Mr. Ready is also a Director of Meridian Bioscience, Inc.

James P. Sferra shared in the formation of the Company.  Mr. Sferra has served as Corporate Vice President of Manufacturing from November 1989 to November 1992, and as Executive Vice President-Manufacturing since then.  Prior to that, he served as Vice President-Manufacturing of LSI Lighting Systems, a division of the Company.  Mr. Sferra has served as a Director since 1976, and was appointed Secretary in 1996.

Ronald S. Stowell has served as Chief Financial Officer since December 1992, and was appointed Treasurer in November 1993 and Vice President in November 1997.  From 1985 to November 1992, Mr. Stowell served as Corporate Controller of Essef Corporation (a Nasdaq listed company), Chardon, Ohio, a manufacturer of high performance composite and engineered plastics products.

David W. McCauley has served as President of LSI Graphic Solutions Plus since April 2003 and as either President or Vice President of Operations of Grady McCauley Inc. (a subsidiary of the Company involved in graphics) since June 1997.  Prior to the June 1997 acquisition date, Mr. McCauley was a founder and Vice President of Grady McCauley, Inc.

Scott D. Ready has served as President of LSI Lighting Solutions Plus since July 2004.  Prior to that, he held various sales and other positions at the Company, including Vice President of the Image Group, Vice President Petroleum Sales, and Regional Sales Manager.  Mr. Scott Ready has been employed by the Company since 1985, and is the son of Robert J. Ready.

Gary P. Kreider has been a Director since April 2002.  For over five years Mr. Kreider has been a senior partner in the Cincinnati law firm of Keating Muething & Klekamp PLL, the Company’s outside counsel.  His primary practice areas are securities law, mergers and acquisitions, and general corporate law, and he has been with Keating Muething & Klekamp since 1963.   Effective October 1, 2005 Mr. Kreider no longer has a vote or partnership interest in the firm’s earnings although his affiliation with the firm continues.  Mr. Kreider has been an Adjunct Professor of Law in securities regulation at the University of Cincinnati College of Law since 1977 and is a past Chairman of the Ohio State Bar Association Corporate Law Committee.  Mr. Kreider is also a Director of Meridian Bioscience, Inc.

Dennis B. Meyer has been a Director since August 2001.  Mr. Meyer retired from the Board and Executive Committee of Midmark Corporation in January 2005.  Mr. Meyer was Executive Vice President of Midmark Corporation from 1985 to 2001, and held several other executive and managerial positions during his 36 years with that company.

Wilfred T. O'Gara was appointed a Director of the Company in January 1999.  Mr. O'Gara has been the President and Chief Executive Officer of The O'Gara Group, Inc., a security and defense related firm, since 2003.

Mark A. Serrianne was appointed a Director of the Company in August 2004.  Mr. Serrianne has been Chairman of Northlich, Inc. since January, 2008 and was principal owner and Chief Executive Officer of Northlich from 1998 to January, 2008.  Northlich is a privately held brand strategy, marketing communication and public relations company with headquarters in Cincinnati, Ohio.  Mr. Serrianne has held a number of positions with Northlich from 1974 through 1996 when he became President.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors, and persons who own more than ten percent of the Company’s Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file within two days of a transaction in shares of the Company.  Based solely upon its review of copies of such forms received by it, and upon written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 2008 all other filing requirements were met, with the exception that Mr. Stowell filed an ownership report late as a result of untimely notification from the Plan Trustee of a regular monthly purchase transaction for the Company’s Nonqualified Deferred Compensation Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses and analyzes the compensation awarded to, earned by, or paid to the executive officers set forth in the Summary Compensation Table on page 17 of this Proxy Statement (collectively, the “named executive officers” or “NEOs”).  It also discusses the principles underlying our policies and decisions.

Who oversees the Company’s compensation program?

Our Board of Directors has appointed a Compensation Committee (“the Committee”) composed of independent directors to oversee our compensation policies and programs.  The Committee’s functions and members are described on page 27 of this Proxy Statement.  One important purpose of the Committee is to review and approve the compensation of our named executive officers.

Our CEO provides recommendations to the Committee with respect to various components of compensation for the named executive officers.  After reviewing compensation information of our competitors and other companies based in the greater Cincinnati area as described below, our CEO provided to the Committee recommendations for increases in salary for the NEOs.  Noting that the base salary for most employees of LSI increased on an average of 3.6%, our CEO recommended to the Committee that the salary levels of the presidents for the Lighting and Graphic Solutions segments increase by approximately 4%.  Our CEO also recommended that our CFO’s salary increase by approximately 5% and the salary of our Executive Vice-President-Manufacturing increase by approximately 7%.  Our CEO did not provide any recommendation to the Committee with respect to his salary level.

Our CEO also makes recommendations to the Committee with respect to the bonus payments to be made pursuant to the Company’s Incentive Compensation Plan.  A description of this Incentive Plan and a discussion of the Committee’s process for determining payments pursuant to the Incentive Plan are discussed below.  Our CEO also makes recommendations for all named executive officers, including himself, to the Committee with respect to the amount of stock option awards to be made.  Our CEO makes these recommendations based on his consideration of the compensation expense to the company, the fair value of the equity awards and the performance of LSI and NEO contributions toward such performance.  Our CEO also makes recommendations on bonus amounts for all named executive officers and himself based on the specific base guidelines set forth in the Incentive Plan.

The Committee seriously considers the input of our CEO in connection with its compensation processes and decisions.  Although the Committee is not obligated to follow all of the CEO’s recommendations, the Committee views the input of the CEO as meaningful, particularly with respect to the compensation to be paid to other NEOs as such other NEOs report directly to the CEO.  The Committee believes that the CEO is in a helpful position to provide input relating to the performance and compensation issues it considers with respect to NEO compensation.  NEOs other than our CEO do not provide recommendations to the Committee with respect to compensation matters.

What are the objectives of the Company’s compensation program?

In setting our compensation program, the Committee strives to enhance the Company’s overall fundamental objective of providing long-term value for our shareholders and employees.  The Committee also places major emphasis on retaining current management and incentivizing key managers to align their interests to make them consistent with the Company’s growth.  The Committee believes that the interests of management and shareholders can be more closely aligned by providing executives with competitive levels of compensation that will enable us to attract and retain key executives by rewarding exceptional individual performance, and by tying executive pay to overall corporate performance.

What is the compensation program designed to reward?

Our compensation program is designed to reward both individual and Company performance, measured by overall Company results and the attainment of individuals goals and productivity.  Each year our Compensation Committee decides whether or not to grant annual cash incentives to our corporate officers, including the named executive officers.  These annual cash incentives are designed to reward the attainment throughout the year of certain personal goals, as well as the Company’s overall profitability.  Factors evaluated when analyzing the attainment of personal goals include the officer’s attitude, performance, and contribution to the Company’s profitability and success.  With respect to the Company’s overall profitability, one of the measures that is considered by the Committee is the Company’s fiscal year operating income.

What are the elements of compensation?

The table below summarizes the elements of our compensation program for our named executive officers.

Element	Form of Compensation	Purpose
Base Salaries	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent
Annual Cash Incentives	Cash	Provides a direct financial incentive to achieve corporate and individual operating goals
Long-Term Equity Incentives	Incentive Stock Options, nonqualified stock options, restricted stock and stock appreciation rights	Encourages executive officers to build and maintain a long-term equity ownership position in LSI so that their interests are aligned with our shareholders
Health, Retirement and Other Benefits
Eligibility to participate in benefit plans generally available to our employees, including Retirement Plan contributions, premiums paid on long-term disability and life insurance policies; nonqualified deferred compensation plan; and certain perquisites
Benefit plans are part of a broad-based employee benefits program; the nonqualified deferred compensation plan and perquisites provide competitive benefits to our executive officers

Each of these elements of pay is described below.

Base Salaries

The Compensation Committee annually reviews the base salaries of our named executive officers and each such officer’s level of responsibility and potential, as well as salary levels offered by competitors and the overall marketplace competition.  Each executive’s particular division is reviewed, and its contribution to the overall results of the Company is assessed.

The Committee applies a collective, subjective evaluation of the above factors to determine the annual base compensation level of its named executive officers in light of the Company’s performance and, in certain cases, the performance of various divisions.  The Committee does not utilize a particular objective formula as a means of establishing annual base salary levels.

After considering information relating to the average increase in salary levels for all LSI employees as well as information relating to salaries paid to the executive officers of companies in LSI’s peer group identified below, the Committee attempts to assess whether proposed increases in salary levels for NEOs are subjectively fair and in amounts high enough to retain such NEOs.  Based on this information, at its meeting on August 21, 2007, the Committee determined to increase the base salaries for fiscal 2008 by approximately 4% for its Presidents for the Lighting and Graphic Solutions segments, by 5% for the Chief Financial Officer, by 7.3% for the Executive Vice-President-Manufacturing, and by 7.7% for the CEO.  The Committee believed these increases to be reasonable in light of the data reviewed and considerations identified above.

Annual Cash Incentives

The Committee strongly believes that annual cash incentives provide a direct financial incentive to achieve corporate and individual operating goals.

The Committee used the fiscal 2006 Corporate Officer Incentive Compensation Plan for the purpose of calculating guideline bonuses and awarding annual cash incentives.  This Incentive Plan is an entirely discretionary plan.  Under the Incentive Plan, a graduated scale of bonus potential (stated as a percentage of base wage or salary) is identified at indicated levels of achievement of the Incentive Plan Performance Driver.  The graduated scale of bonus potential is:

100% achievement of plan = 20% bonus
110% achievement of plan = 35% bonus
120% achievement of plan = 50% bonus

While the percentage achievement of the incentive plan performance driver may be used as a rough guideline for determination of the bonus award, the bonus award is completely discretionary.  Factors such as the NEO’s attitude, performance and contribution to the profitability and success of LSI, as well as the overall profitability of LSI are some of the potential subjective and objective factors considered in the determination of a bonus award under this Plan.

The Incentive Plan requires the CEO to submit a recommended list of corporate officer awards to the Committee for adjustment and/or approval.  As the amount of bonus award is completely discretionary, it may be equal to, less than, or greater than the guideline bonus award computed pursuant to the Plan.

The bonus performance driver for all named executive officers, including the CEO and CFO, was LSI’s operating income as compared to LSI’s budgeted operating income.

The targets for each of the above metrics and corresponding company results are as follows:

LSI Operating Income Target	LSI Operating Income Result
$27,456,000	$(11,944,000) (a)

(a)           Includes non-cash goodwill and intangible asset impairment charge of $28,929,000 and loss contingency settlement of $2,800,000.

The 2008 actual result by percentage for the performance driver that we use for the Incentive Plan was as follows:

Bonus Performance Driver Achievement
Corporate-wide

Operating Income	(143.5)%

The Committee determined, at its meeting on August 20, 2008, based upon the above performance, there would be no incentive compensation awarded for fiscal 2008.  At this same meeting, the Committee made no change to the annual base salaries of the named executive officers for fiscal 2009 and granted stock options to each of the named executive officers as follows: Messrs. R. Ready and Sferra- 20,000, Messrs. S. Ready, Stowell and McCauley- 30,000.

In prior years, more than one performance driver had been in place for the presidents of the Lighting and Graphics Segments and a specified weighting of each driver was used.  The following performance drivers were evaluated against the budgeted operating plan for the fiscal year:  (1) LSI’s consolidated operating income; (2) net sales of the respective segment; and (3) operating income of the respective segment.  It is believed that the move in fiscal 2008 to only one performance driver for all named executives, as well as all LSI employees covered by the incentive compensation plan, has unified and motivated all employees to work as a team to achieve and exceed the goal of operating income that is established for LSI each year.  This target of operating income is derived from LSI’s business plan and represents a goal that the Committee believed to be challenging for LSI, yet achievable if senior and operating management meet or surpass their goals and objectives.  Management and the Committee believe that this alignment of objectives and LSI’s business plan and the performance measurement on which bonuses are based is in the best interests of all of LSI’s shareholders.

As of the date of mailing of this Proxy Statement, the Company is unable to make any definitive statements about the specific performance goals that will be applied on a going-forward basis for any incentive compensation.  However, the Committee believes that the performance drivers and measurements set forth in the Incentive Plan may be helpful in this regard even though such specific targets and measures have not yet been determined.

Recovery of Prior Awards

Except as provided by applicable laws and regulations, we do not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment.  Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.

Long-Term Equity Incentives

Long-term equity incentive compensation is comprised of nonqualified stock options, restricted stock, and stock appreciation rights.  These awards are made under the 2003 Equity Compensation Plan, as amended.  The purpose of such awards is to encourage executive officers to build and maintain a long-term equity ownership position in the Company so that their interests are aligned with those of our shareholders.

The 2003 Equity Compensation Plan was adopted by our shareholders for the purpose of allowing LSI to compete successfully in retaining and attracting key employees of outstanding ability, to stimulate the efforts of such employees toward the Company's objectives and to encourage the identification of their interests with those of the Company's shareholders. Under the 2003 Plan the Committee has authority in its discretion to determine, after considering the recommendations or advice of any officer or employee of the Company or attorneys, consultants, accountants or other advisors as it may select, to whom, and the time or times at which, awards may be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which an award will become vested, exercisable or payable, the performance goals and other conditions of an award, the duration of the award, and all other terms of the award. In other words, the Committee has the discretion to determine the recipients and terms and conditions of all awards granted under the Plan. This broad amount of discretion that the Plan provides to the Committee allows the Committee to consider the Company's results and the role of management in enabling the Company to achieve such results. We incorporate this flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

In connection with the stock options granted to the NEOs under the 2003 Equity Compensation Plan, the Committee exercised its discretion under the Plan after it analyzed the achievement by the NEOs of the specific performance driver noted above, and reviewed information relating to historical grants of stock options by the Company and peer companies.  In recognition of the company’s performance under the leadership of the NEOs as described above, the Committee sought to reward the NEOs by awarding them stock options in an amount that would be significant in relation to the other annual compensation paid to these individuals, and in the Committee’s judgment, reasonable and appropriate after considering the NEO’s total compensation in relation to that of the most senior executives of the peer group.  The size of the award was not determined by application of any formula, but rather reflected the Committee’s consideration of the results of the Company in 2007, and the Committee’s desire to encourage and reward such levels of performance as the 2003 Plan is designed to allow.

The Committee is responsible for administration of this Plan, both with respect to executive officers and all other employees.  To that end, based on the CEO’s recommendation, the Committee determines which employees receive options, the time of grant, and the number of shares subject to the option.  All option exercise prices are set at the last closing sale price for the Company’s common shares on the effective date of grant.  The Committee bases its individual stock options awards upon LSI performance, the past contributions of the particular employee and the capability of the employee to impact positively our future success and profitability.

Although LSI does not have a written policy regarding the timing or practices related to granting equity awards, neither LSI nor the Committee engages in spring-loading, back-dating or bullet-dodging practices.  Specifically, the Committee approved the option grants to the NEOs at a meeting on August 20, 2008 with the option grants to be effective on August 22, 2008 with the exercise price to be the closing price as reported on Nasdaq on August 22, 2008.  LSI issued an earnings announcement on the morning of August 21, 2008.

For fiscal year 2008, the Committee granted long-term equity incentive awards in the form of stock options under the 2003 Equity Compensation Plan to the named executive officers.  The Committee based the stock option awards on LSI’s overall financial performance for 2008, the amount of equity award grants made in the prior year and the recommendation of the CEO to the Committee regarding such grants.

Health, Retirement and Other Benefits

The Company’s benefits program includes retirement plans and group insurance plans.  The objective of our group insurance plans is to provide our executive officers with reasonable and competitive levels of protection which could interrupt the officer’s employment and/or income received as an active employee.

The objective of the retirement plans is to provide a competitive level of retirement income to executive officers and to reward them for continued service with the Company.  The retirement plans offered to named executive officers include the Nonqualified Deferred Compensation Plan and the Retirement Plan.  The Retirement Plan is a designated money purchase pension plan with a 401(k) component and a profit sharing component, and is generally available to all of our non-union employees with at least six consecutive months of employment.  The Nonqualified Deferred Compensation Plan is discussed in more detail on pages 20 and 21 of this Proxy Statement.

Executive perquisites are kept by the Committee to a minimal level and do not play a significant role in executive compensation.  These benefits, and their incremental cost to the Company, are described on page 17 in the Summary Compensation Table and its footnotes.  The Committee believes these perquisites to be reasonable, comparable with peer companies, and consistent with the Company’s overall compensation practices.

On January 25, 2005, the Company entered into amended agreements with our CEO and  Executive Vice President - Manufacturing. These agreements govern the respective executive’s transition from full-time employment at such time as the executive notifies the Company that the transition shall commence. The agreements provide, among other things, that as compensation for their continued employment during a three year transitional period, those executives shall be paid for their respective services in each year at annual rates of 60%, 50% and 40%, respectively, of the average of their respective last five full fiscal years’ compensation.

How does each element fit into the overall compensation objectives, and affect decisions regarding other elements?

We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employees because of the significant emphasis on pay-for-performance principles.  Generally, in 2007 approximately 5% to 15% of a named executive officer’s total compensation was dependent upon achieving business and financial goals, and realizing other performance objectives identified in the Incentive Plan.  As such, through this mix of pay, non-performance has a significant affect on the amount of compensation realized by executive officers.

We consider competitive market compensation paid by other companies, such as the greater-Cincinnati based companies and companies that we consider are peers or competitors as identified below, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation.  Rather, we incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.  We strive to achieve an appropriate mix between equity incentive awards and cash payment in order to meet our objective.  Other than as set forth in our Incentive Compensation Plan, which is a purely discretionary plan, any apportionment goal is not applied rigidly and does not control our compensation decisions.  We use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives.  Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.  We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of LSI shares.  We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with LSI on a cost-effective basis.

Compensation information of named executive officers of the following companies was reviewed and considered by the Committee:

Greater Cincinnati-based Companies

Chiquita Brands International Inc.	Kendle International Inc.
LCA Vision Inc.	Meridian Bioscience, Inc.
The Midland Company	NTC Technologies
Multi-Color Corporation	Robbins & Meyers, Inc.
Standard Register Corporation

Peer Group Companies

Acuity Brands Inc.	Color Kentics Inc.
Cooper Industries Inc.	Daktronics Inc.
Genlyte Group Inc.	Hubbel Corporation.

The companies identified above were recommended by a financial advisor (who is not a compensation consultant) engaged by the Compensation Committee.  The advisor recommended the greater Cincinnati-based companies on the basis that such companies had revenues, assets and other financial and operational features similar to those of LSI.  The peers identified above are other companies that LSI has historically considered to be its competitors with respect to its lighting business.

Does the Company have any Termination or Change-in-Control Agreements with its Named Executive Officers?

The Company does not have any change in control agreements with its named executive officers, but does have employment agreements with Messrs. Ready and Sferra.  The Company has not pursued change in control agreements with its named executive officers because the Company continues to focus on its ongoing operations as an independent enterprise.  For a further discussion on this topic, please see the section titled “Potential Payments Upon Termination or Change in Control” on page 22 of this Proxy Statement.

Does the Committee review internal pay equity information or tally sheets?

Although the Committee does not review tally sheets, it does consider information prepared internally with respect to an analysis of internal pay equity for the salaries of the named executive officers with respect to each other.

What are the tax treatments of the particular forms of compensation?

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation we may deduct in any one year with respect to each named executive officer.  There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements.  The Committee believes that all compensation paid to the named executive officers for fiscal year 2008 is properly deductible under Section 162(m), but no assurance can be made in this regard.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	Dennis B. Meyer (Chairman)
Gary P. Kreider
Wilfred T. O’Gara
Mark A. Serrianne

The following tables set forth information regarding annual, long-term, and other compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and each of the other three named executive officers at June 30, 2008 for services rendered to the Company and its subsidiaries.

Compensation Tables and Other Information

The following table provides information regarding the compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during fiscal years 2007 and 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)		Stock Awards ($)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)	Total ($)

Robert J. Ready Chairman, President and Chief Executive Officer	2008 2007	$622,500 581,667	$	-- 155,000	$	-- --	$132,140 155,250	$	-- --	$	-- --	$162,296 156,500	$916,936 1,048,417

Ronald S. Stowell Vice President, Chief Financial Officer and Treasurer	2008 2007	$273,976 260,993	$	-- 75,000	$	-- --	$165,175 124,200	$	-- --	$	-- --	$79,960 91,723	$519,111 551,916

James P. Sferra Executive Vice President – Manufacturing; Secretary	2008 2007	$494,333 463,333	$	-- 125,000	$	-- --	$132,140 155,250	$	-- --	$	-- --	$93,461 85,247	$719,934 828,830

Scott D. Ready President of LSI Lighting Solutions Plus	2008 2007	$258,333 245,833	$	-- 20,000	$	-- --	$165,175 124,200	$	-- --	$	-- --	$49,719 56,391	$473,227 446,424

David W. McCauley President of LSI Graphic Solutions Plus	2008 2007	$240,500 231,667	$	-- 60,000	$	-- --	$165,175 124,200	$	-- --	$	-- --	$55,353 42,100	$461,028 457,967

1.	Salary compensation represents the base salary paid during the fiscal year.

2.	Bonus compensation represents the discretionary incentive compensation expensed during the fiscal year and paid out in August following the fiscal year-end.

3.
Option awards compensation represents the number of stock options granted during the fiscal year times the fair value at the time of grant.  See discussion related to all assumptions made in the valuation of stock options in accordance with SFAS No. 123(R) in Note 10 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended 6/30/08.

4.	All other compensation includes the items indicated in the table below.

ALL OTHER COMPENSATION

Name	Fiscal Year	Automobile allowance and Operating expenses (1)	Professional Fee Allowance		Life Insurance (2)	Long-term Disability Insurance (3)		Qualified Retirement Plan Contribu-tions (4)	Non-qualified Deferred Compensation Plan Contributions (5)	Pay in Lieu of Time Off (6)		Contribu-tion to Affiliated Charitable Event (7)		Total ($)

Robert J. Ready	2008 2007	$33,239 32,308		$5,000 5,000	$6,995 7,132		$5,111 6,367	$15,814 14,987	$51,137 45,071		$45,000 45,635	$	-- --	$162,296 156,500

Ronald S. Stowell	2008 2007	$22,133 21,466	$	-- --	$22,424 22,415	$	-- --	$15,814 14,987	$11,404 21,727		$7,435 11,128		$750 --	$79,960 91,723

James P. Sferra	2008 2007	$22,293 20,426		$3,000 3,000	$7,006 7,132		$11,742 11,184	$15,814 14,987	$33,606 28,518	$	-- --	$	-- --	$93,461 85,247

Scott D. Ready	2008 2007	$15,951 15,742	$	-- --	$686 562	$	-- --	$15,814 14,987	$5,268 7,695		$12,000 17,405	$	-- --	$49,719 56,391

David W. McCauley	2008 2007	$17,893 22,243	$	-- --	$2,243 2,113	$	-- --	$15,814 15,032	$7,753 2,712		$11,650 --	$	-- --	$55,353 42,100

1.	Automobile allowance includes an annual cash allowance plus the tax grossed-up amount of automobile operating expenses (gasoline, maintenance, etc.).

2.
Life insurance includes the taxable premium associated with the Company’s group term life insurance program.  Additionally, for Mr. Stowell, life insurance compensation also includes $20,100 from the tax grossed-up amount of premium on an individual life insurance policy.

3.	Long-term disability premiums are for supplemental individual policies for Mr. Robert Ready and Mr. Sferra.

4.
Qualified retirement plan contributions are made to the accounts of each executive pursuant to the LSI Industries Inc. Retirement Plan.  These contributions include a guaranteed contribution of 4% of covered compensation (as defined by the Plan and ERISA regulations), plus 4% of covered compensation that is above the applicable FICA limit, plus a pro rata share of the Company’s discretionary profit sharing contribution.

5.
Nonqualified deferred compensation plan contributions are made to the Company’s executives’ accounts at the same percentage as in the Company’s qualified retirement plan (see note 4 above) for any compensation (salary and bonus) not receiving a benefit in the qualified retirement plan due to ERISA imposed limits on covered compensation or because the executive elected to defer salary and/or bonus into the deferred compensation plan.  Additionally, Mr. Stowell received a matching contribution related to deferral of a portion of his salary and bonus as provided for in the Company’s deferred compensation plan.

6.	Certain executives did not take time off for all earned vacation or for a floating holiday, and therefore received pay at their normal base salary rate in lieu of time off.

7.	The Company made a contribution to a charitable event with which Mr. Stowell is affiliated.

GRANTS OF PLAN-BASED AWARDS

This table sets forth certain information regarding all grants of plan-based awards made to the named executive officers during fiscal 2008.

Name	Grant Date	Date of Committee Action	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards

Robert J. Ready	8/24/07	8/21/07	20,000	$19.76	$6.61

Ronald S. Stowell	8/24/07	8/21/07	25,000	$19.76	$6.61

James P. Sferra	8/24/07	8/21/07	20,000	$19.76	$6.61

Scott D. Ready	8/24/07	8/21/07	25,000	$19.76	$6.61

David W. McCauley	8/24/07	8/21/07	25,000	$19.76	$6.61

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of June 30, 2008.

	Option Awards(1)						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Robert J. Ready	7/3/00 11/14/01 10/27/04 8/24/06 8/24/07	-- 28,125 22,500 20,000 6,250 --	-- -- -- 10,000 18,750 20,000	-- -- -- -- -- --	-- $ 8.23 11.68 9.96 17.60 19.76	-- 7/3/10 11/14/11 10/27/14 8/24/16 8/24/17	-- -- -- -- -- --	-- -- -- -- -- --	-- -- -- -- -- --	-- -- -- -- -- --

Ronald S. Stowell	11/14/01 10/27/04 8/24/06 8/24/07	-- 18,750 22,300 5,000 --	-- -- 2,700 15,000 25,000	-- -- -- -- --	-- $11.68 9.96 17.60 19.76	-- 11/14/11 10/27/14 8/24/16 8/24/17	-- -- -- -- --	-- -- -- -- --	-- -- -- -- --	-- -- -- -- --

James P. Sferra	7/3/00 11/14/01 10/27/04 8/24/06 8/24/07	-- 28,125 18,750 24,500 6,250 --	-- -- -- 5,500 18,750 20,000	-- -- -- -- -- --	-- $ 8.23 11.68 9.96 17.60 19.76	-- 7/3/10 11/14/11 10/27/14 8/24/16 8/24/17	-- -- -- -- -- --	-- -- -- -- -- --	-- -- -- -- -- --	-- -- -- -- -- --

Scott D. Ready	7/3/00 11/14/01 3/1/02 10/27/04 8/24/06 8/24/07	-- 4,375 7,500 1,250 15,000 5,000 --	-- -- -- -- 5,000 15,000 25,000	-- -- -- -- -- -- --	-- $ 8.23 11.68 15.84 9.96 17.60 19.76	-- 7/3/10 11/14/11 3/1/12 10/27/14 8/24/16 8/24/17	-- -- -- -- -- -- --	-- -- -- -- -- -- --	-- -- -- -- -- -- --	-- -- -- -- -- -- --

David W. McCauley	11/14/01 10/27/04 8/24/06 8/24/07	-- 2,813 15,000 5,000 --	-- -- 5,000 15,000 25,000	-- -- -- -- --	-- $11.68 9.96 17.60 19.76	-- 11/14/11 10/27/14 8/24/16 8/24/17	-- -- -- -- --	-- -- -- -- --	-- -- -- -- --	-- -- -- -- --

        (1) Stock options have a ten-year term and generally vest at a rate of 25% per year beginning with the first anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the named executive officers on stock option exercises during fiscal 2008, including the number of shares acquired upon exercise and the value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Robert J. Ready	None	N/A	None	N/A

Ronald S. Stowell	18,750	$230,563	None	N/A

James P. Sferra	9,375	$120,656	None	N/A

Scott D. Ready	7,825	$ 57,295	None	N/A

David W. McCauley	None	N/A	None	N/A

(1)	The value realized on exercise is the market value at the time of exercise of the shares purchased less the exercise price paid.

NONQUALIFIED DEFERRED COMPENSATION

The Company has a nonqualified deferred compensation plan that allows for both employee contributions and company contributions.  This is a funded plan so that when contributions are made into the plan they are 100% invested in common stock of the Company.  A group of employees of the company having an annual base salary above a certain limit are invited to defer a portion of their salary and/or bonus into this plan.  A company matching contribution may be made on up to 40% of an executive’s salary and bonus compensation at a matching percentage that is either 20%, 25% or 30% for the named executive officers, depending upon the actual return on average shareholders’ equity (“ROE”) achieved as compared to the plan for the fiscal year.  The matching percentage achieved in fiscal 2008 was zero.  An executive’s deferral into the plan in the current fiscal year can be matched for the current fiscal year as well as the two subsequent fiscal years if the ROE targets are achieved in any of those years.  A company make up contribution will also be made into the plan on behalf of the named executives at the same percentage as in the Company’s qualified retirement plan for any salary and bonus compensation not receiving a benefit in the qualified retirement plan due to ERISA imposed limits on covered compensation or because the executive elected to defer salary and/or bonus into the deferred compensation plan.

The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during fiscal 2008 and the aggregate balance of the accounts as of June 30, 2008.

Name	Executive Contributions in Fiscal 2008 ($) (1)	Registrant Contributions in Fiscal 2008 ($) (2)	Aggregate Earnings in Fiscal 2008 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at June 30, 2008 ($)

Robert J. Ready	$--	$45,071	$(505,524)	$--	$415,473

Ronald S. Stowell	$12,441	$22,868	$(289,731)	$--	$240,387

James P. Sferra	$--	$28,518	$(315,901)	$--	$259,595

Scott D. Ready	$--	$7,695	$(12,773)	$--	$9,881

David W. McCauley	$--	$2,712	$(203,139)	$--	$168,404

(1)	Executive contributions are included as part of the Executives’ salary in the Summary Compensation Table. This was also the case in prior years.

(2)
LSI contributions included in this table were accrued as expense by the Company in fiscal 2007 and funded into the Named Executive’s account in fiscal 2008.  As such, these amounts are not included in the Summary Compensation Table; however, the amount accrued as expense in fiscal 2008 is included.

(3)
Aggregate earnings are included as part of the Executives’ change in nonqualified deferred compensation earnings in the Summary Compensation Table.  These aggregate earnings were not reported as Executive Compensation in years prior to fiscal 2007.  Aggregate earnings represent the change in the market price of common stock of the company as all account balances in the nonqualified deferred compensation plan are invested in common stock of the Company.

(4)
Named executives and other managers with balances in the nonqualified deferred compensation plan are fully vested in their own contributions to the plan, and vest in company contributions in the same manner as in the LSI Retirement Plan (20% after two years of service with the Company, with 20% additional vesting each year thereafter until becoming fully vested at six years).  Participants in this plan may receive installments or lump sum distributions upon termination of employment from the Company (not before a date which is six months after termination for the named executive officers).  There is also a provision for hardship distributions in the event of an unforeseeable emergency that would result in a severe financial hardship to the participant.  All distributions are made in the form of common shares of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Except as described above, the named executive officers do not have employment, severance or change-in-control agreements with the Company.  In addition, any agreements, plans or arrangements that provide for payments to a named executive officer at, following, or in connection with any termination (including retirement) of such named executive officer, do not discriminate in scope, terms or operation in favor of the named executive officer, and are available generally to all salaried employees.  All options granted under the Company’s shareholder approved plans provide for the acceleration of vesting upon a change in control or upon the executive’s retirement pursuant to a plan approved by the Company.

Under separate agreements, Messrs. Robert Ready and Sferra will receive disability payments for up to 50 months at 60% of their average salary and bonus received in the last five fiscal years, reduced by any Social Security payments, if they become disabled while employed by LSI.  Health insurance will be maintained for the person, his spouse and dependent children for five years, in the case of Mr. Ready, or ten years, in the case of Mr. Sferra, after termination or death.  If such person dies while employed by LSI or while receiving disability payments, the Company shall pay their heirs one million dollars less any payments made as disability compensation or from any policies of life insurance maintained by LSI.  In order to provide clear continuity of management influence, LSI has also agreed to employ Messrs. Ready and Sferra as consultants for a transition period of three years commencing at an unspecified time in the future when such person determines to retire from employment.  As described above, compensation will be at annual rates of 60%, 50%, and 40% of the average of the last five full fiscal year salary levels.  The establishment of provisions for consulting services by Messrs. Ready and Sferra are intended to facilitate a smooth transition as part of any future management succession plan.

CORPORATE GOVERNANCE

LSI Industries Inc. is an Ohio corporation and, therefore, governed by the corporate laws of the State of Ohio.  Since its shares are publicly traded on the NASDAQ Global Select Market and it files reports with the Securities and Exchange Commission, it is also subject to NASD rules as well as various provisions of federal securities laws as recently changed by the Sarbanes-Oxley Act.  In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the Nasdaq listing standards and Exchange Act rules. LSI's Director Independence Standards are available at our website www.lsi-industries.com. Based on these standards, the Board determined that each of  the following members of the Board is independent:  Messrs. Kreider, Meyer, O’Gara and Serrianne.

Governance of the corporation is placed in the hands of the Directors who, in turn, elect officers to manage the business operations.  The Board oversees the management of LSI Industries on your behalf.  It reviews the Company's long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions, the declaration of dividends, major capital expenditures and the establishment of critical policies.

During fiscal 2008, the Board of Directors met on six occasions and took one Action in Writing.  In addition to all of the committee meetings disclosed in this report, the independent directors met on one occasion during fiscal 2008 without the presence of the Company's management or executives.  The independent directors select one of such directors to preside over each session as a lead director.

The Company expects all directors to attend shareholders’ meetings.  All directors attended the 2007 Annual Meeting.  Each of the directors attended 100% of the aggregate of all meetings of the Board and committees of which they were a member.

Shareholders may communicate with the full Board or individual directors on matters of concern by mail or through our website in each case to the attention of the Secretary of LSI Industries Inc.

DIRECTOR COMPENSATION

Non-employee directors of the Company received $25,000 ($10,000 of which was in the form of common shares of the Company, paid quarterly at the closing price of the Company's common shares at the end of the first business day of that quarter), plus $1,500 for each meeting attended.  Committee members received $6,000 or $3,000, respectively, for serving as Chairman or a member of the Audit Committee, $3,000 or $1,500, respectively, for serving as Chairman or a member of either the Compensation or Nominating and Corporate Governance Committee, plus either $500 or $750 per committee meeting. Gary Kreider serves as Board Secretary.  Mr. Kreider receives no fees for this service except that he receives committee meeting fees for serving as Board secretary for committees of which he is not a member.  Directors who are employees of the Company do not receive any compensation for serving as a Director.  Non-employee directors received, at the time of their election as directors, an annual grant of an option to purchase 1,500 common shares at the market price at the time of grant.  Options granted to non-employee directors in fiscal 2008 had exercise prices equal to the fair market value of LSI common shares on the date of grant, were exercisable 25% each ninety days following the date of grant and had ten year terms.  Each of the outside independent directors was awarded 1,500 stock options (the exercise price was $19.68 per share) when they were elected as Directors at the November 15, 2007 Annual Shareholders’ Meeting, as well as 2,500 stock options in August 2007 (exercise price was $19.76 per share).

The following table sets forth information regarding compensation paid by the Company to its outside independent Board members during fiscal 2008.

Name (1)	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards $ (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Gary P. Kreider	$35,750	$10,006	$23,466	N/A	N/A	N/A	$69,222

Dennis B. Meyer	$38,750	$10,006	$23,466	N/A	N/A	N/A	$72,222

Wilfred T. O’Gara	$40,250	$10,006	$23,466	N/A	N/A	N/A	$73,722

Mark A. Serrianne	$36,250	$10,006	$23,466	N/A	N/A	N/A	$69,722

(1)           The table above includes all outside independent directors of the Company.

(2)
Stock awards are made to each outside independent director quarterly as part of their annual retainer such that the annual value of stock awarded, based upon the closing price on the first business day of each calendar quarter, is equal to approximately $10,000.

(3)
The aggregate number of stock options outstanding for each outside independent director as of June 30, 2008 were as follows:  Mr. Kreider 21,625 shares; Mr. Meyer 22,563 shares; Mr. O’Gara 31,002 shares; and Mr. Serrianne 17,500 shares.  See further discussion related to all assumptions made in the valuation in Note 10 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended 6/30/08.

COMMITTEES OF THE BOARD

The Directors have organized themselves into the committees described below to help carry out Board responsibilities.  In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings.  Each committee reviews the results of its meetings with the full Board.  Other than the Executive Committee, each Committee has a charter.

The LSI Board of Directors reviewed, approved and adopted the LSI Industries Inc. Code of Ethics at its April 2004 meeting.  There have been no amendments to the Code of Ethics nor any waivers granted to employees, managers or executive officers.  The Company's Code of Ethics is available as Exhibit 14 to the Form 10-K filed for the year ended June 30, 2004.  The Company intends to post on its website within four business days any amendments or waivers to the Code of Ethics.

Each of the following committees, except for the Executive Committee, is composed of nonemployee directors each of whom meets the relevant independence requirements established by Nasdaq and the Sarbanes-Oxley Act that apply to their particular assignments.

The Executive Committee

The Executive Committee, composed of Messrs. Ready (Chairman), and Sferra, is responsible, during the intervals between meetings of the Board of Directors, for exercising all the powers of the Board of Directors in the management and control and the business of the Company to the extent permitted by law.  The Executive Committee did not meet during fiscal 2008.

The Audit Committee

The Audit Committee is governed by an Audit Committee Charter adopted by the Board of Directors.  The Audit Committee is composed of Messrs. O’Gara (Chairman), Meyer, and Serrianne.  Wilfred T. O'Gara has been designated as the Audit Committee financial expert by the Board of Directors, and meets all requirements as a financial expert as established by the Securities and Exchange Commission.  The Audit Committee met five times in fiscal 2008.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm, our auditors.  The Audit Committee also evaluates information received from both the outside auditor and management to determine whether the auditor is independent of management.  The independent registered public accounting firm reports directly to the Audit Committee.  A copy of the Committee’s Charter is available on LSI's website, www.lsi-industries.com.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the following:

1.	The financial reports and other financial information provided by the Company to any governmental body or the public,
2.	The Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established, and
3.	The Company’s auditing, accounting and financial reporting processes generally.
The Audit Committee has established procedures for the receipt, retention and treatment of complaints concerning accounting, internal controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee approves all audit and non-audit services performed for the Company by its independent registered public accounting firm prior to the time that those services are commenced.  The Chairman also has the authority to approve these services between regularly scheduled meetings.  In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings.  For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

The Company adheres to a policy that limits the scope of consulting services that may be provided by the independent registered public accounting firm that performs the annual audit.  This policy draws a distinction between audit, audit-related and non-audit services, and prohibits the independent registered public accounting firm from performing certain non-audit services.  The Company will not use its independent registered public accounting firm to perform certain non audit-related services such as non-financial or management consulting services, business strategy consulting, information technology consulting, internal audit, price allocation appraisals and fairness opinions.  Audit-related and tax consulting services that will be permitted include:  retirement plan and 401(k) audits, securities registration and reporting, tax compliance and planning, advice on the application of accounting policies, guidance on acquisition accounting and assistance with due diligence audits.

During the year, the Committee has discussed with both Deloitte & Touche LLP and management the Company’s actions to establish, document, test and evaluate controls and procedures pursuant to new requirements of the Sarbanes-Oxley Act.

The Audit Committee approves Engagement Letters from the Company's independent registered public accounting firm for the major components of their services rendered, such as the year end audit, audit of the Company's Retirement Plan, tax compliance work, etc.  All other services are approved in advance on a project-by-project basis by the Audit Committee, acting through its Chairman, and are subsequently additionally approved by the Audit Committee itself following its quarterly detailed review and discussion of fees from the Company's independent registered public accounting firm.

The Audit Committee has advised the Company it has determined that the non-audit services rendered by Deloitte & Touche LLP in fiscal 2008 are compatible with maintaining their independence during fiscal year 2008.

Report of the Audit Committee

The Audit Committee engaged Deloitte & Touche LLP, an independent registered public accounting firm, to conduct fiscal 2008 audits for the purpose of expressing an audit opinion on the conformity of the audited year-end financial statements with accounting principles generally accepted in the United States, as well as an audit opinion on the Company’s system of internal control over financial reporting.  The Committee also discussed with Deloitte & Touche LLP the overall scope and plan for their audit.  Following these audits, the Audit Committee reviewed with Deloitte & Touche LLP their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including Statement of Auditing Standards No. 114 (SAS 114 – The Auditor’s Communication with Those Charged with Governance), as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T and Rule 2-07 of Regulation S-X.  SAS 114 requires Deloitte & Touche LLP to provide the Committee with additional information regarding the scope and results of their audit of the Company’s financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.  The Committee also reviewed with Deloitte & Touche LLP their assessment of the Company’s system of internal control over financial reporting.

Deloitte & Touche LLP also provided a letter containing the disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T with respect to relationships between Deloitte & Touche LLP and either the Company or management that in its professional judgment may reasonably be thought to bear on independence.  This letter from Deloitte & Touche LLP confirms that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws and the requirements of the Independence Standards Board.  The Audit Committee has advised Company management that it has determined that the services rendered by Deloitte & Touche LLP during fiscal year 2008 are compatible with maintaining their independence as the Company’s auditors.

The Audit Committee reviewed and discussed with management the audited financial statements for the year ended June 30, 2008.  In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2008 for filing with the Securities and Exchange Commission.

Respectfully submitted by members of the
Audit Committee
Wilfred T. O’Gara, Chairman
Dennis B. Meyer
Mark A. Serrianne

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, composed of Messrs. Kreider (Chairman), Meyer, O’Gara and Serrianne, is responsible for nominating persons for election as directors at each annual shareholders’ meeting and to fill any Board vacancies that may arise between meetings.  The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of the Company.  The Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience, and the needs of the Board as its function relates to the business of the Company.  The Nominating and Corporate Governance Committee met twice during fiscal year 2008 to nominate the slate of directors for the 2007 Annual Shareholders’ Meeting and to discuss other corporate governance matters.  The Nominating and Governance Committee did not seek the recommendation of any of the director candidates named in this proxy statement, nor did it receive a recommendation from any shareholder, non-management director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees. A copy of the Committee’s Charter is available on LSI's website.

The Compensation Committee

The Compensation Committee, composed of Messrs. Meyer (Chairman), Kreider, O’Gara, and Serrianne met one time during fiscal 2008. The Compensation Committee is governed by a written charter adopted by the Board. A copy of the Compensation Committee Charter is available on our website, www.lsi-industries.com. In discharging the responsibilities of the Board of Directors relating to compensation of LSI’s Chief Executive Officer and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of LSI's Chief Executive Officer and other senior executive officers and (ii) to oversee the compensation policies and programs of LSI, including stock and benefit plans. The Compensation Committee’s specific functions include adopting, administering and approving LSI's incentive compensation and stock plans and awards, including amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. While the Committee has from time to time considered the use of outside consultants to assist in the evaluation of the Company’s executive compensation programs and practices, it did not engage such a consultant during the fiscal year ending June 30, 2008.  At this time, the Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s peer group and keep abreast of compensation developments in the marketplace.  The Compensation Committee engaged a consultant for the fiscal year ending June 30, 2007, in connection with the gathering and analysis of peer company executive officer compensation data, including the following as reported in their respective Proxy Statements:  annual base salary, bonus, all other compensation, stock options, stock awards, as well as the existence of employment contracts, severance agreements, post-retirement benefits, change of control provisions, etc.  The CEO provides input and recommendations to the Compensation Committee with respect to the compensation to be paid to the nonemployee members of the Board.

LSI's executive compensation policies are designed to support the corporate objective of maximizing the long-term value of LSI for its shareholders. To achieve this objective, the Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The methods by which the Committee believes LSI's long-term objectives can be achieved are through incentive compensation plans and equity compensation plans.

The Compensation Committee processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled “Compensation Discussion and Analysis.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Gary P. Kreider, who is a member of the Compensation Committee, is designated as a senior partner of Keating Muething & Klekamp PLL, Cincinnati, Ohio, a law firm that provided legal services to the Company in fiscal year 2008, but he has no vote or interest in the firm’s earnings.  Except as described above, none of the members of the Compensation Committee has ever been an officer or employee of LSI. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2008 (see the section titled Related Person Transactions in this proxy statement for a description of our policy on related person transactions). Lastly, none of the members of the Compensation Committee is an executive officer of another entity, at which one of our executive officers serves on the Board of Directors. No named executive officer of LSI serves as a director or as a member of a committee of any company of which any of LSI's nonemployee directors are executive officers.

RELATED PERSON TRANSACTIONS

J. Scott Sferra, age 44, is Vice President Manufacturing of the Cincinnati Operations of LSI Industries and is the son of James P. Sferra, Director, Secretary and Executive Vice President Manufacturing of LSI Industries.  In fiscal year 2008, J. Scott Sferra's total compensation was $120,388.

During fiscal 2008, the Company paid approximately $192,000 to American Engineering and Metal Working, a company owned and operated by Kurt McCauley, David McCauley's son, for fabricated metal products. The Company believes that the rates charged by American Engineering for these products are comparable to those that the Company would have paid if it had purchased such products from other suppliers in transactions negotiated at arms length.

LSI engages Keating Muething & Klekamp PLL, a Cincinnati, Ohio-based law firm with which Mr. Kreider is affiliated as described above, for a variety of legal services. Mr. Kreider's son is a partner at KMK. LSI paid the firm fees of approximately $177,000 for legal services during the fiscal year ending June 30, 2008. Neither receives any direct compensation from fees paid by LSI to the firm.

Nasdaq rules require the Company to conduct an appropriate review of all related party transactions (those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. In considering the transaction, the Committee may consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the Company. The Company adheres to its written policy described above for potential related person transactions and approval of such related person transactions are also evidenced by internal Company resolutions where applicable and/or our practice of approving transactions in this manner.

OTHER MATTERS

LSI Industries is not aware of any other matters to be presented at the Annual Meeting of Shareholders other than those specified in the Notice.

QUESTIONS

If you have any questions or need more information about the Annual Shareholders’ Meeting, write to or contact:

LSI Industries Inc.
Ronald S. Stowell,
Vice President, Chief Financial
Officer & Treasurer
10000 Alliance Road
Cincinnati, Ohio 45242
(513) 793-3200

For more information about your share ownership, call Computershare Investor Services, LLC at (312) 588-4993.

We also invite you to visit the LSI Industries website on the Internet at www.lsi-industries.com.  Internet site materials are for your general information only and are not part of this proxy solicitation.

By order of the Board of Directors

/s/ James P. Sferra
James P. Sferra
Secretary
Dated: October 3, 2008

ANNEX A

ARTICLE X

Amendments

This Code of Regulations of the Corporation (and as it may be amended from time-to-time) may be amended or added to by the affirmative vote or the written consent of the Shareholders of record entitled to exercise a majority of the voting power on such proposal or by the directors to the extent permitted by the Ohio Revised Code, except for an amendment to Article II, Section 2(b) relating to the classification of Directors which shall require the affirmative vote of two-thirds (2/3) of the holders of outstanding shares; provided, however, that if an amendment or addition ~~or~~ is adopted by written consent without a meeting of the Shareholders, it shall be the duty of the Secretary to enter the amendment or addition in the records of the Corporation, and to mail a copy of such amendment or addition to each Shareholder of record who would be entitled to vote thereon and did not participate in the adoption thereof.

A-1

LSI INDUSTRIES INC.

PROXY FOR ANNUAL MEETING
The undersigned hereby appoints Gary P. Kreider, Dennis B. Meyer and Robert J. Ready, or any one of them, proxies of the undersigned, each with the power of substitution, to vote all Common Shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of LSI Industries Inc. to be held on November 20, 2008 at 10:00 a.m., Eastern Standard Time at the Company’s headquarters located at 10000 Alliance Road, Cincinnati, Ohio and any postponement or adjournment of such meeting on the matters specified below and in their discretion with respect to such other business as may properly come before the meeting or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

1.           Authority to elect as Directors the six nominees below.

FOR ___                                           WITHHOLD AUTHORITY ___

Gary P. Kreider, Dennis B. Meyer, Wilfred T. O'Gara, Robert J. Ready, Mark A. Serrianne and James P. Sferra

WRITE THE NAME OF ANY NOMINEE(S) FOR
WHOM AUTHORITY TO VOTE IS WITHHELD _______________________________________________________

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2009.
FOR ___                                                      AGAINST ___                                                                ABSTAIN ___

3.           Amendment of the Company's Code of Regulations to authorize the Board of Directors to amend the Code of Regulations.

FOR ___                                                      AGAINST ___                                                                ABSTAIN ___

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

_______________________, 2008

IMPORTANT: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS